                                                                     Exhibit 4.3

                                                                [EXECUTION COPY]


                            BANKVEST CAPITAL CORP.

                             AMENDED AND RESTATED
                            STOCKHOLDERS AGREEMENT
                            ----------------------


          THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement") is
                                                                  ---------
made as of May 28, 1998, by and among BankVest Capital Corp., a Massachusetts corporation (the "Company"), each of the Persons listed on the Schedule of
                  -------                                      -----------
Investors attached hereto (the "Investors") and each of the Persons listed on
---------                       ---------
the Schedule of Existing Stockholders attached hereto (collectively, the
    ---------------------------------
"Existing Stockholders").  The Investors and the Existing Stockholders are
 ---------------------
collectively referred to herein as the "Stockholders" and individually as a
                                        ------------
"Stockholder."  Except as otherwise provided herein, capitalized terms used
------------
herein are defined in paragraph 9 hereof.

          WHEREAS, Primus and PNC have heretofore purchased from the Company, pursuant to a Purchase Agreement dated as of May 30, 1996 by and among the Company, Primus and PNC (the "1996 Purchase Agreement"), (i) in the case of
                              -----------------------
Primus, 30,000 shares of the Company's Class A Convertible Preferred Stock, par value $1.00 per share (the "Class A Preferred"), and a warrant (the "Class A
                            -----------------                        -------
Warrant") to purchase an aggregate of 24,000 shares of the Company's Class A
-------
Common Stock, par value $1.00 per share (the "Class A Common"), and (ii) in the
                                              --------------
case of PNC, 30,000 shares of the Company's Class B Convertible Preferred Stock, par value $1.00 per share (the "Class B Preferred" and together with the Class A
                                -----------------
Preferred, the "Junior Preferred Stock"), and a warrant (the "Class B Warrant
                ----------------------                        ---------------
and, together with the Class A Warrant, the "Warrants") to purchase an aggregate
                                             --------
of 24,000 shares of the Company's Class B Common Stock, par value $1.00 per share (the "Class B Common" and, together with the Class A Common, the "Common
            --------------                                              ------
Stock"), and in connection therewith, among other things, the Company, Primus,
-----
PNC and the Existing Stockholders entered into that certain Stockholders Agreement, dated as of May 30, 1996 (the "Stockholders Agreement");
                                          ----------------------

          WHEREAS, the Company has heretofore issued and sold to Whitney Subordinated Debt Fund, L.P. ("WSDF") pursuant to a Securities Purchase
                               ----
Agreement dated as of February 28, 1997 by and between the Company and WSDF (the "WSDF Purchase Agreement"), (i) a warrant (the "Vested Warrant") to purchase
 -----------------------                        --------------
118,038 shares of Class A Common, (ii) a warrant (the "Vesting Warrant") to
                                                       ---------------
purchase under certain circumstances an additional 53,654 shares of Class A Common, and in connection therewith, among other things, the Company, Primus, PNC, WSDF and the Existing Stockholders entered into a First Amendment to Stockholders Agreement dated as of February 28, 1997 (the "Amended Stockholders
                                                           --------------------
Agreement, and together with the Stockholders Agreement, the "Original
---------                                                     --------
Agreement");

          WHEREAS, certain of the parties to this Agreement are parties to a Purchase Agreement of even date herewith (the "1998 Purchase Agreement"),
                                               -----------------------
whereby Primus and PNC will purchase from the Company (i) in the case of Primus, 37,500 shares of the Company's Class C Convertible Preferred Stock, par value $1.00 per share (the "Class C Preferred") and (ii) in the case
                      -----------------
of PNC, 37,500 shares of the Company's Class D Convertible Preferred Stock, par value $1.00 per share (the "Class D Preferred" and together with the Class C
                            -----------------
Preferred, the "Senior Preferred Stock");
                ----------------------

          WHEREAS, in order to induce the Primus and PNC to enter into the 1998 Purchase Agreement, the Company has agreed to provide the certain rights as set forth in this Agreement;

          WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the 1998 Purchase Agreement; and

          WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Original Agreement in its entirety for the purpose, among other things, of (i) establishing the composition of the Company's Board of Directors (the "Board"), (ii) assuring continuity in the management and
                -----
ownership of the Company and (iii) limiting the manner and terms by which the Existing Stockholders' Stockholder Shares may be transferred.

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties to this Agreement hereby agree to amend and restate the Original Agreement as follows:

          1.   Board of Directors.
               ------------------

          (a) From and after the Closing (as defined in the 1996 Purchase Agreement) and until the provisions of this paragraph 1 cease to be effective, each holder of Stockholder Shares under this Agreement shall vote all of his or its Stockholder Shares which are voting shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

               (i) subject to paragraph 1(f) below, the authorized number of directors on the Board shall be established at seven directors;

               (ii) the following individuals shall be elected to the Board:

                    (A)  one representative (an "Investor Director") who shall
                                                 -----------------
          be designated by the Investors holding a majority of the Stockholder Shares issued to Primus (pursuant to both the 1996 Purchase Agreement and the 1998 Purchase Agreement) (it being understood, however, that if the Class B Preferred or the Class D Preferred held by PNC is converted into Class A Preferred or Class C Preferred pursuant to Section 7 of Part D of the Restated Articles or Section 7 of Part E of the Restated Articles, respectively, the Investor Director designated by the Investors holding a majority of the Stockholder Shares issued to Primus shall thereafter be designated jointly by the Investors holding a majority of the Stockholder Shares issued to Primus and PNC (voting together);

                     (B) three representatives designated by Paul S. Gass (who shall initially be Paul S. Gass ("Gass"), John P. Colton ("Colton")
                                            ----                     ------
          and Kellie D. Jacques) (the "Gass Directors");
                                       --------------

                     (C) two representatives (who shall initially be Sandra King and James Gerson) mutually designated by the Investors (determined by a vote of the Investors owning a majority of the Stockholder Shares held by all Investors) and Gass, with the understanding that the Investors (as a group) and Gass shall have equal rights to recommend candidates submitted for joint approval to fill these directorships; provided that at any time the Investors and Gass are unable to reach
          -------- ----
          agreement upon a representative or representatives under this clause
          (C), any such directorship(s) shall remain vacant until such parties mutually agree on a representative or representatives; and

                     (D) one representative designated by WSDF (also, an "Investor Director"), so long as the obligations of the Company
           -----------------
          relating to the indebtedness evidenced by the WSDF Note remain outstanding, or WSDF, together with affiliates of WSDF, hold in the aggregate at least 50% of the Stockholders Shares held by such Persons on the date hereof.

               (iii) the composition of the board of directors of each of the Company's Subsidiaries (a "Sub Board") shall be the same as that of the
                                ---------
     Board;

               (iv) (A) the Compensation Committee established by the Board shall include the Investor Directors; (B) the Stock Option Committee established by the Board shall include the Investor Directors; and (C) any other committees established by the Board or a Sub Board shall be established only upon the approval of a majority of the members of the Board and shall include the Investor Directors;

               (v) (A) the removal from the Board or a Sub Board (with or without cause) of any Investor Director shall be at the written request of the Investor(s) that designated such Investor Director pursuant to subparagraph (ii)(A) or (ii)(D) above, as the case may be (determined on the basis of a vote of the holders of a majority of the Stockholder Shares held by such Investors), but only upon such written request and under no other circumstances, (B) the removal from the Board or a Sub Board (with or without cause) of any Gass Director shall be at Gass' written request, but only upon such written request and under no other circumstances, and (C) the removal from the Board or a Sub

     Board (with or without cause) of any director designated pursuant to subparagraph (ii)(C) above shall be at the written request of the Investors (determined on the basis of a vote of the holders of a majority of the Stockholder Shares held by the Investors) and Gass, but only upon such written request and under no other circumstances; and

               (vi) (A) in the event that any Investor Director ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the Investor(s) that designated such Investor Director as provided hereunder, (B) in the event that any Gass Director ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by Gass as provided hereunder, and (C) in the event that any director designated pursuant to subparagraph (ii)(C) above ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated as provided in subparagraph
     (ii)(C) above.

          (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board and any committee thereof. In addition, the Company shall pay to the Investor Directors the same compensation for serving on the Board or any Sub Board as it pays to any other director(s). So long as any Investor Director serves on the Board, the Company's Articles of Organization and Bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

          (c) The rights of the Investors under this paragraph 1 shall terminate at such time as the Investors hold in the aggregate less than 50% of the Stockholder Shares held by such Persons on the date hereof.

          (d) The rights of Gass under this paragraph 1 shall terminate at such time as Gass and his Permitted Transferees (as defined in paragraph 4(d)) hold in the aggregate less than 50% of the Stockholder Shares held by Gass on the date hereof.

          (e) Except as otherwise provided in subparagraph (ii)(C) above, if any party fails to designate a representative to fill a directorship pursuant to the terms of this paragraph 1, the individual previously holding such directorship shall be elected to such position, or if such individual fails or declines to serve, the election of an individual to such directorship shall be accomplished in accordance with the Company's Bylaws and applicable law; provided that the Stockholders shall vote to remove such individual if the party
-------- ----
which failed to designate such directorship so directs.

          (f) Notwithstanding anything to the contrary contained in this paragraph 1, in the event the holder or holders of the Class A Preferred exercise their right to elect a director or directors to the Board upon the occurrence of an Event of Noncompliance of the type described in Sections 9A(ii), 9A(iii), 9A(vi) or 9A(viii) of Part D of the Restated Articles, the provisions of this paragraph 1 shall remain in effect; provided that the size of the Board shall be
                                    -------- ----
increased by the number of directors who are elected by the holders of the Class A Preferred in accordance with Part D of the Restated Articles.

          2.   Representations and Warranties.  Each Stockholder represents and
               ------------------------------
warrants that (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (ii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

          3.   Retention of Stockholder Shares.  Until May 30, 1999, Gass shall
               -------------------------------
not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a "Transfer") any interest in any Stockholder Shares held by such
            --------
Person on the date hereof; provided that nothing contained in this paragraph 3
                           -------- ----
shall prohibit Gass from transferring Stockholder Shares as permitted by paragraph 4(d) hereof; and provided further that the provisions of this
                           -------- -------
paragraph 3 shall terminate and cease to be effective upon the consummation of a Qualified Public Offering or a Sale of the Company.

          4.   Restrictions on Transfer of Stockholder Shares.
               ----------------------------------------------

          (a)  Transfer of Stockholder Shares by Existing Stockholders.  No
               -------------------------------------------------------
Existing Stockholder shall Transfer any interest in his or its Stockholder Shares, except pursuant to (i) a Sale of the Company or a Public Sale (an "Exempt Transfer") or (ii) the provisions of this paragraph 4. Prior to making
 ---------------
any transfer other than an Exempt Transfer, the transferring Existing Stockholder (the "Transferring Existing Stockholder") shall deliver written
                  ---------------------------------
notice (the "Sale Notice") to the Company and the Investors and (if the
             -----------
Transferring Existing Stockholder is other than Gass) to Gass. The Sale Notice shall disclose in reasonable detail the identity of the prospective transferee(s), the number of shares to be transferred and the terms and conditions of the proposed Transfer. The Transferring Existing Stockholder shall not consummate any Transfer until 45 days after the Sale Notice has been given to the Company and the Investors and (if the Transferring Existing Stockholder is other than Gass) to Gass (the "Election Period"), unless the
                                              ---------------
parties to the Transfer have been finally determined pursuant to this paragraph 4 prior to the expiration of such 45-day period (the date of the first to occur of such events under this paragraph 4 being referred to herein as the "Authorization Date").
 ------------------

          (b)  First Refusal Rights Applicable to Existing Stockholders.  The
               --------------------------------------------------------
Company may elect to purchase all or any portion of a Transferring Existing Stockholder's Stockholder Shares to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to such Existing Stockholder, the Investors and (if the Transferring Existing Stockholder is other than Gass) to Gass within 20 days after the Sale Notice has been delivered to the Company. If the Company has not elected to purchase all of such Existing

Stockholder's Stockholder Shares, the Investors may elect to purchase all or any portion of such Transferring Existing Stockholder's Stockholder Shares not elected to be purchased by the Company (the "Available Shares") upon the same
                                             ----------------
terms and conditions as those set forth in the Sale Notice by delivering written notice of such election to such Transferring Existing Stockholder within 30 days after the Sale Notice has been given to the Investors. If more than one Investor elects to purchase the Available Shares, the Available Shares to be sold shall be allocated among the Investors pro rata according to the number of Stockholder Shares owned by each such Investor. If the Company and the Investors do not elect to purchase all of the Stockholder Shares specified in the Sale Notice, Gass may elect to purchase all or any portion of such Transferring Existing Stockholder's Stockholder Shares not elected to be purchased by the Company and the Investors upon the same terms and conditions as those set forth in the Sale Notice by delivering written notice of such election to such Transferring Existing Stockholder within 35 days after the Sale Notice has been given to Gass. If the Company, the Investors and Gass do not elect to purchase all of the Stockholder Shares specified in the Sale Notice, the Transferring Existing Stockholder may Transfer the Stockholder Shares specified in the Sale Notice, subject to the provisions of paragraph 4(c) below, at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60-day period immediately following the Authorization Date. Any Stockholder Shares not transferred within such 60-day period shall be subject to the provisions of this paragraph 4 upon subsequent transfer. If the Company, the Investors or Gass have elected to purchase Stockholder Shares hereunder, the Transfer of such shares shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Existing Stockholder, but in any event within 15 days following the Authorization Date.

          (c)  Participation Rights Applicable to Existing Stockholders.  If the
               --------------------------------------------------------
Company, the Investors and Gass have not elected to purchase all of the Stockholder Shares specified in the Sale Notice pursuant to paragraph 4(b) above, each Investor may elect to participate in the Transfer contemplated by a Transferring Existing Stockholder by delivering written notice to the Transferring Existing Stockholder within 40 days after receipt by the Investors of the Sale Notice. If any Investor has elected to participate in such Transfer, the Transferring Existing Stockholder and the Investors electing to participate therein shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares equal to the product of (i) the quotient determined by dividing the percentage of Stockholder Shares owned by such Person by the aggregate percentage of Stockholder Shares owned by the Transferring Existing Stockholder and the Investors participating in such sale and (ii) the number of Stockholder Shares to be sold in the contemplated Transfer.

For example, if the Sale Notice contemplated a sale of 100 Stockholder Shares by
-----------
the Transferring Existing Stockholder, and if the Transferring Existing Stockholder at such time owns 30% of all Stockholder Shares and if one Investor elects to participate and owns 20% of all Stockholder Shares, the Transferring Existing Stockholder would be entitled to sell 60 shares (30% / 50% x 100 shares) and the Investor would be entitled to sell 40 shares (20% / 50% x 100 shares).

Each Transferring Existing Stockholder shall use his or its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Investors in any contemplated Transfer and shall not transfer any of his or its Stockholder Shares to any prospective transferee if such prospective transferee declines to allow the participation of the Investors or, as provided below, the inclusion of the Senior Preferred Stock, the Junior Preferred Stock and/or the Warrants in connection therewith. Any Investor may participate in a sale of Common Stock pursuant to this paragraph 4(c) by tendering shares of Senior Preferred Stock or Junior Preferred Stock convertible into the appropriate number of shares of Common Stock and/or Warrants exercisable for the appropriate number of shares of Common Stock (it being understood, however, that if any portion of the Warrants are included in any Transfer of Stockholder Shares under this paragraph 4(c), the purchase price for the Warrants shall be equal to the full purchase price determined hereunder for the Stockholder Shares covered by the portion of the Warrants to be transferred, reduced by the aggregate exercise price for such shares).

          (d)  Permitted Transfers. The restrictions set forth in this paragraph
               -------------------
4 shall not apply with respect to any Transfer of Stockholder Shares by (i) an Existing Stockholder (A) pursuant to applicable laws of descent and distribution or (B) among such Existing Stockholder's Family Group (collectively referred to herein as "Permitted Transferees") and (ii) Gass to persons identified by Gass
           ---------------------
as key employees of the Company; provided that such restrictions shall continue
                                 -------- ----
to be applicable to the Stockholder Shares after any such Transfer and the transferees of such Stockholder Shares shall agree in writing to be bound by the provisions of this Agreement as a condition precedent to any such Transfer. For purposes of this Agreement, "Family Group" means an Existing Stockholder's
                             ------------
spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the Existing Stockholder and/or an Existing Stockholder's spouse and/or descendants.

          5.   Holdback Agreement.  No Existing Stockholder shall effect any
               ------------------
public sale or distribution of any Stockholder Shares or of any other capital stock or equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (as such terms are defined in the Registration Agreement) unless the underwriters managing the registration otherwise agree. The restrictions on the transfer of Stockholder Shares set forth in this paragraph 5 shall continue with respect to each Stockholder Share until the date on which such Stockholder Share has been transferred in a Public Sale.

          6.   Put Arrangements.
               ----------------

          (a)  Put Notice.  At any time after the first to occur of (i) May 30,
               ----------
2001, but only in connection with the Stockholder Shares as defined pursuant to clauses (ii), (iii) and (iv) and clause (ix) as it relates to such clauses of the definition of Stockholder Shares, (ii) the fifth anniversary of the Closing (as defined in the 1998 Purchase Agreement) but only in connection with the Stockholder Shares as defined pursuant to clauses (vi), (vii) and (viii) and clause (ix) as it relates to such clauses of the definition of Stockholder Shares, (iii) the occurrence of an Event of

Noncompliance of the type described in Sections 9A(ii), 9A(vi) or 9A(viii) of Part D and Part E of the Restated Articles or (iv) the termination of Gass' employment with the Company for any reason or the failure of Gass to devote his full time and attention to the business and affairs of the Company, any Investor that holds Senior Preferred Stock or Junior Preferred Stock shall have the right to require the Company to repurchase (in cash) all or any portion of the applicable Stockholder Shares held by such Investor at a price equal to the Put Price (the "Put") by delivering a written notice to the Company specifying the
            ---
number and type of Stockholders Shares to be purchased (the "Put Notice"). Upon
                                                             ----------
receipt of the Put Notice, the Company shall give written notice of the exercise of the Put to each of the other Investors, and each such other Investor shall have the right (including in the case of clause (i) above, the Investors holding Stockholder Shares as defined pursuant to clauses (vi), (vii) and (viii) and clause (ix) as it relates to such clauses of the definition of Stockholder Shares), within 20 days after receipt of such notice, to participate in the Put by delivering a written notice (the "Participation Notice") to the Company
                                     --------------------
specifying the number and type of Stockholders Shares to be repurchased. The right to initiate and/or participate in the Put shall inure to the benefit of all transferees of the Investor's Stockholder Shares (other than transferees in a Public Sale). All Investors participating in a Put are referred to herein as the "Participating Investors."
     -----------------------

          (b)  Put Closing. Upon the delivery of the Put Notice, the Company and
               -----------
the Participating Investors shall in good faith promptly determine the Put Price as provided hereunder and, subject to the provisions hereof, within ten days after the determination of the Put Price the Company shall purchase and the Participating Investors shall sell the number of Stockholder Shares specified in the Put Notice and (as applicable) each Participation Notice at a mutually agreeable time and place (the "Put Closing"). At the Put Closing, each
                               -----------
Participating Investor shall deliver to the Company certificates representing such Investor's shares of Senior Preferred Stock, Junior Preferred Stock, Common Stock and/or Warrants to be repurchased by the Company free and clear of all liens and encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment, and the Company shall deliver to each such Investor an amount equal to the Put Price as determined pursuant to paragraph 6(c) below by wire transfer of immediately available funds to an account designated by each such Investor; provided that if and to the extent any such
                                  -------- ----
purchase for cash is prohibited by the provisions of the Business Corporation Law of Massachusetts or would result in an event of default under any of the Company's material financing agreements or if such purchase is prohibited by any lending institution under such financing agreements in accordance with the terms thereof, the amount of the Put Price which is not able to be paid in cash shall be paid for by the issuance of subordinated promissory notes in form and substance satisfactory to such Investors with the principal amount payable in three equal annual installments beginning on the first anniversary of issuance, bearing interest (payable quarterly) at a floating rate per annum equal to the interest rate per annum announced from time to time in the Wall Street Journal
                                                           -------------------
as the current prime rate plus 400 basis points; provided further that such
                                                 -------- -------
Investors shall be entitled to rescind any portion of the exercised Put if any portion of the aggregate Put Price would be payable by a note (subject to subsequent exercise of the Put at any time following such rescission). If an Investor delivers to the Company all or any portion of its Warrants in satisfaction of the sale of such Investor's

Stockholder Shares hereunder, the Put Price payable to such Investor shall be reduced by the aggregate exercise price of such portion of the Warrants.

          (c)  Put Price.  The Stockholder Shares to be purchased by the Company
               ---------
from each Investor pursuant to the Put shall be purchased at a price (the "Put
                                                                           ---
Price") equal to the greater of (i) aggregate amount that such Investor would
-----
have received in respect of such Investor's Stockholder Shares included in the Put pursuant to the rights and preferences set forth in the Restated Articles as in effect immediately prior to the delivery of such Investor's Put Notice or Participation Notice (the "Put Date") assuming that the Company was completely
                           --------
liquidated as of the Put Date and the aggregate amount to be distributed among the holders of the Company's outstanding Senior Preferred Stock, Junior Preferred Stock and Common Stock (including Common Stock issuable upon exercise of the Warrants) was equal to the Market Value of the Company or (ii) the product of (A) the sum of (x) eight multiplied by the Company's EBT for its most recently completed fiscal year as reflected on the Company's audited consolidated income statement for such fiscal year, plus (y) the amount of cash and cash equivalents stated on the Company's consolidated balance sheet as of the end of such fiscal year, less (z) the outstanding principal amount of all indebtedness for borrowed money on the Company's consolidated balance sheet as of the end of such fiscal year (other than borrowing for seasonal working capital requirements), multiplied by (B) a fraction, the numerator of which shall be the number of such Investor's Stockholder Shares to be repurchased and the denominator of which shall be the total number of shares of Common Stock then outstanding, assuming full exercise of the Warrants and conversion of all outstanding Senior Preferred Stock and Junior Preferred Stock.

          7.   Legend.  Each certificate evidencing Stockholder Shares and each
               ------
certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF MAY 28, 1998, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS, AS
           -------
          AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with paragraph 9 hereof.

          8.   Transfers; Future Sales.  Prior to any holder of Stockholder
               -----------------------
Shares Transferring any Stockholder Shares (other than pursuant to an Exempt Transfer), such holder shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other holders of Stockholder Shares a counterpart of this Agreement. Transferees of Stockholder Shares held by Investors shall be deemed to be Investors hereunder. Transferees of Stockholder Shares held by Existing Stockholders (other than, in each case, the Investors) shall be deemed to be Existing Stockholders hereunder. The Company shall not issue or sell any of the Company's equity securities (or options or other rights to acquire such equity securities or securities convertible into or exchangeable for such equity securities) to any Person (other than pursuant to a Public Offering) if after any such issuance or sale the Stockholders would own less than 50% of the Class A Common on a fully-diluted basis, unless prior to the consummation of such issuance or sale and as a condition thereto the Company shall cause the prospective transferee or transferees to be bound by the provisions of paragraph 1 of this Agreement and to execute and deliver to the Company and the other holders of Stockholder Shares a counterpart of this Agreement as the same relates to paragraph 1 hereof.

          9.   Definitions.
               -----------

          "EBT" means the Company's consolidated net income for any accounting
           ---
period, plus the amount of the provision for federal, state and local income taxes for such period determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

          "Market Value" means the fair market value of the Company's entire
           ------------
equity determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value. Unless otherwise agreed by the Company and the Participating Investors owning a majority of the Stockholder Shares held by all Participating Investors, Market Value shall be determined by an investment banking firm reasonably acceptable to the Company and the Participating Investors owning a majority of the Stockholder Shares held by all Participating Investors, which firm shall submit to the Company and the Participating Investors a written report setting forth such determination. If the parties are unable to agree on an investment banking firm within 15 days after delivery of a Put Notice, a firm shall be selected by lot from the top-tier New York-based investment banking firms, after the Company and the Participating Investors owning a majority of the Stockholder Shares held by all Participating Investors have each eliminated one such firm. The expenses of such firm shall be borne by the Company, and the determination of such firm shall be final and binding upon all parties, except that after the determination of Market Value following the exercise of the Put, any Participating Investor may rescind its exercise thereof (subject to subsequent exercise so long as at least 180 days has elapsed from the date of such rescission and the date of such subsequent exercise).

          "Person" means an individual, a partnership, a corporation, a limited
           ------
liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "PNC" means PNC Venture Corp., a Delaware corporation.
           ---

          "Primus" means Primus Capital Fund III Limited Partnership, an Ohio
           ------
limited partnership.

          "Public Sale" means any sale of Stockholder Shares to the public
           -----------
pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

          "Qualified Public Offering" has the meaning set forth in Part E of the
           -------------------------
Restated Articles.

          "Registration Agreement" means that certain Amended and Restated
           ----------------------
Registration Rights Agreement by and among the Company, Primus, PNC and WSDF dated as of February 28, 1997 and as amended by that certain First Amendment to Amended and Restated Registration Rights Agreement by and among the Company, Primus and PNC dated as of the date hereof.

          "Restated Articles" means the Company's amended and restated Articles
           -----------------
of Organization as in effect on the date hereof.

          "Sale of the Company" means the sale of the Company to one or more
           -------------------
parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

          "Securities Act" means the Securities Act of 1933, as amended from
           --------------
time to time.

          "Stockholder Shares" means, without duplication, (i) any Class A
           ------------------
Common purchased or otherwise acquired by any Stockholder, (ii) any Class A Common issued or issuable upon conversion of the Class A Preferred or upon exercise of the Class A Warrant, (iii) any Class A Common issued or issuable upon conversion of the Class B Common issued or issuable upon conversion of the Class B Preferred or exercise of the Class B Warrant or exercise of the Contingent Warrants (as defined in the 1996 Purchase Agreement), if any, issued pursuant to the 1996 Purchase Agreement, (iv) any Class A Common issued or issuable upon conversion of the Class A Preferred issued or issuable upon conversion of the Class B Preferred, (v) any Class A Common issued or issuable upon exercise of the Vested Warrant or the Vesting Warrant, (vi) any Class A Common issued or issuable upon conversion of the Class C Preferred, (vii) any Class A Common issued or issuable upon conversion of the Class B Common issued or issuable upon conversion of the Class D Preferred or exercise of the Contingent Warrants (as defined in the 1998 Purchase Agreement), if any, issued pursuant to the 1998 Purchase Agreement, (viii) any Class A Common issued or issuable upon conversion of the Class C Preferred issued or issuable upon conversion of the Class D Preferred, (ix) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) through (vii), inclusive, above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Senior Preferred Stock, Junior Preferred Stock, Warrants, the Vested Warrant or the Vesting Warrant, shall be deemed to be the holder of the Stockholder Shares obtainable upon conversion of the Senior Preferred Stock, Junior Preferred Stock or exercise of the Warrants, the Vested Warrant or the Vesting Warrant, respectively, in connection with the transfer thereof or otherwise (regardless of any restriction or limitation on the conversion of the Senior Preferred Stock, Junior Preferred Stock or exercise of the Warrants, the Vested Warrant or the Vesting Warrant), such Stockholder Shares shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Stockholder Shares hereunder. As to any particular Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any Subsidiary.

          "Subsidiary" means, with respect to any Person, any corporation,
           ----------
limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

          "WSDF Note" means that certain subordinated promissory note, dated
           ---------
February 28, 1997 and due February 27, 2005, in the principal amount of $15,000,000, issued by the Company and payable to WSDF.

          10.  Termination of Agreement.  This Agreement (other than the
               ------------------------
provisions of paragraph 5 hereof) shall terminate upon the consummation of a Qualified Public Offering.

          11.  Transfers in Violation of this Agreement.  Any Transfer or
               ----------------------------------------
attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

          12.  Amendment and Waiver.  Except as otherwise provided herein, no
               --------------------
modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company, the Investors holding at least 662/3% of the Stockholder Shares held by the Investors and the Existing Stockholders holding at least 662/3% of the Stockholder Shares held by the Existing Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          13.  Severability.  Whenever possible, each provision of this
               ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          14.  Entire Agreement.  Except as otherwise expressly set forth
               ----------------
herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          15.  Successors and Assigns.  Except as otherwise provided herein,
               ----------------------
this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares.

          16.  Counterparts.  This Agreement may be executed in multiple
               ------------
counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agree ment.

          17.  Remedies.  The Company and the Stockholders shall be entitled to
               --------
enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

          18.  Notices.  Any notice provided for in this Agreement shall be in
               -------
writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

               BankVest Capital Corp.
               200 Nickerson Road
               Marlboro, Massachusetts  01752
               Attention:  President

               with a copy to:
               --------------

               Goldstein & Manello, P.C.
               265 Franklin Street
               Boston, Massachusetts  02110
               Attention:  Richard J. Snyder, Esq.

          19.  Governing Law.  The Business Corporation Law of Massachusetts
               -------------
shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

          20.  Business Days.  If any time period for giving notice or taking
               -------------
action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

          21.  Descriptive Headings.  The descriptive headings of this Agreement
               --------------------
are inserted for convenience only and do not constitute a part of this Agreement.

                                 *  *  *  *  *

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.


                         BANKVEST CAPITAL CORP.

                         By    ______________________________________________

                         Its   ______________________________________________



                         PRIMUS CAPITAL FUND III LIMITED PARTNERSHIP

                         By: Primus Venture Partners III Limited Partnership, its general partner
                         By:  Primus Venture Partners, Inc., its general partner


                         By   ______________________________________________

                         Its  ______________________________________________



                         PNC VENTURE CORP

                         By   ______________________________________________

                         Its  ______________________________________________



                         WHITNEY SUBORDINATED DEBT FUND, L.P.

                         By   ______________________________________________

                         Its  ______________________________________________

   [SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT CONTINUED]

                         EXISTING STOCKHOLDERS


                              ______________________________________________
                              PAUL S. GASS


                              ______________________________________________
                              JOHN P. COLTON


                              ______________________________________________
                              JAMES D. GERSON


                              ______________________________________________
                              KELLIE D. JACQUES


                              ______________________________________________
                              MICHAEL P. KARMAN


                              ______________________________________________
                              CATHY F. SUTTON

                             SCHEDULE OF INVESTORS
                             ---------------------

Primus Capital Fund III Limited Partnership
5900 Landerbrook Drive
Suite 200
Cleveland, Ohio  44124
Attention:  Kevin J. McGinty

with a copy to:
--------------

Kirkland & Ellis
200 E. Randolph Drive
Chicago, Illinois 60601
Attention:  Ted H. Zook



PNC Venture Corp
c/o PNC Equity Management Corp.
3150 CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania  15222
Attention:   Gary J. Zentner

with a copy to:
--------------

Kirkland & Ellis
200 E. Randolph Drive
Chicago, Illinois 60601
Attention:   Ted H. Zook



Whitney Subordinated Debt Fund, L.P.
177 Broad Street
Stamford, Connecticut 06901
Attention:   Mr. James H. Fordyce
             Mr. Daniel J. O'Brien

with a copy to:
--------------

Morrison Cohen Singer & Weinstein, LLP
750 Lexington Avenue
New York, New York 10022
Attention:   David A. Scherl, Esq.

                       SCHEDULE OF EXISTING STOCKHOLDERS
                       ---------------------------------

Name and Address
----------------

Paul S. Gass
555 Concord Road
Sudbury, MA 01776

John P. Colton
141 Cole Avenue
Providence, RI 02906

James D. Gerson
19 West 95th Street
New York, NY 10025

Kellie D. Jacques
364 Ocean Avenue
Unit 7111
Revere, MA 02151

Michael P. Karman
89 Nimrod Drive
Concord, MA 02053

Cathy F. Sutton
216 Main Street
Medway, MA 02053